Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Helbiz, Inc.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, par value US$0.00001 per share	457(o)	—	—	—	—	—
Fees to Be Paid	Equity	Preferred Stock, par value US$0.00001 per share	457(o)	—	—	—	—	—
Fees to Be Paid	Equity	Warrants (3)	457(o)	—	—	—	—	—
Fees to Be Paid	Equity	Units (4)	457(o)	—	—	—	—	—
Fees to Be Paid	Unallocated (Universal Shelf)	Unallocated (Universal Shelf)	457(o)	—	—	$100,000,000.00	0.0001102	$11,020.00
	Total Offering Amounts							$100,000,000.00
	Total Fees Previously Paid							$0
	Net Fee Due							$11,020.00

(1) An indeterminate number of the securities are being registered hereunder such of each identified class being registered as may be sold by the registrant in primary offerings from time to time at indeterminate prices, with the maximum aggregate public offering price not to exceed $100,000,000. This includes such indeterminate number of securities of the registrant as may be issued upon exercise, conversion or exchange of these securities. Separate consideration may or may not be received for securities that are issuable upon exercise, conversion or exchange of other securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the common shares being registered hereunder include such indeterminate number of common shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. In no event will the aggregate offering price of all securities sold by the registrant from time to time pursuant to this registration statement exceed $100,000,000.

(3) Warrants may entitle the holder to purchase our shares of capital stock. Warrants may be issued independently or together with shares of capital stock, and the warrants may be attached to or separate from such securities.

(4) Each unit may consist of one or more of the other securities described in this prospectus in any combination.